Exhibit 23(c)

CONSENT

We hereby consent to the reference to our firm name and our audit of the estimates of proved reserves of natural gas, oil and natural gas liquids that Energen Corporation attributed to its net interests in oil and gas properties located in the U.S. as of December 31, 2009 which appears in this Form 10-K and the inclusion of our report dated February 15, 2010, which appears as an Exhibit to this Form 10-K. In addition, we hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-155177) and Forms S-8 (File No. 33-46641, File No. 33-48505, File No. 333-26111 and File No. 333-84170) of Energen Corporation to the reference to our firm name and our audit of the estimates of proved reserves of natural gas, oil and natural gas liquids that Energen Corporation attributed to its net interests in oil and gas properties located in the U.S. as of December 31, 2009 which appears in this Form 10-K and our report dated February 15, 2010, which appears as an Exhibit to this Form 10-K.

/s/ T. Scott Hickman & Associates, Inc.

Midland, Texas

February 25, 2010